Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Equity Investment Life Holding Company:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under Item 5 of this Registration Statement.

Our report dated February 26, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that American Equity Investment Life Holding Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to inadequate controls over implementation of changes to the calculation of lifetime income benefit reserves has been identified and included in management’s assessment.

/s/ KPMG LLP

Des Moines, Iowa
September 8, 2016